                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               February 23, 2000
               Date of Report (Date of earliest event reported):

                            CNL INCOME FUND XV, LTD.
             (Exact name of Registrant as specified in its Charter)

            Florida                       0-26216                          59-3198888
(State or Other Jurisdiction of   (Commission File Number)   (IRS Employer Identification Number)
Incorporation or Organization)

                 450 S. Orange Avenue, Orlando, Florida  32801
          (Address of principal executive offices, including zip code)

                                 (407) 650-1000
              (Registrant's telephone number, including area code

ITEM 5.  OTHER EVENTS

     CNL American Properties Fund, Inc. ("APF") and the general partners of CNL Income Fund, Ltd. and CNL Income Fund II, Ltd. through CNL Income Fund XVI, Ltd. have mutually agreed to terminate the merger agreements between APF and each respective CNL Income Fund. The termination of the merger agreements was based on a number of factors including, the general partners' concern that, in light of the market conditions relating to publicly traded real estate investment trusts generally ("REITs"), the potential value of the transaction had diminished. As a result of such diminishment, the general partners' ability to unequivocally recommend voting for the transaction, in the exercise of their fiduciary duties, had become questionable. Due to the general partners' reluctance to recommend the transaction to the limited partners of the CNL Income Funds, APF believed that pursuing the transaction without an unequivocal recommendation of the CNL Income Funds' general partners would not result in a favorable vote, and that therefore the continued pursuit of the acquisition by APF would not be in the best interests of its stockholders. Furthermore, a primary objective of APF for acquiring the CNL Income Funds was to significantly increase its asset base for the purpose of listing its shares on the New York Stock Exchange and potentially, by virtue of size, create an institutional investor following. In light of the current market conditions relating to publicly traded REITs, APF believes that increasing its size would not provide APF with such following and would not provide APF with access to capital on favorable terms. Therefore, being forced to list at this time, which is a condition to closing the acquisition of the CNL Income Funds, would not, in the opinion of APF, produce the results APF had initially envisioned at the time the merger agreements were executed.

     The general partners will continue to evaluate strategic alternatives for each CNL Income Fund and their ultimate goal of providing liquidity, including continuing the CNL Income Fund's operations, liquidating some or all of the CNL Income Fund's portfolio and selling the portfolios of all of the CNL Income Funds in their entirety. The general partners and APF have not ruled out pursuing a new transaction at a future date.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     CNL INCOME FUND XV, LTD.

Date:  February 23, 2000                             By: /s/ Robert A. Bourne
                                                         -----------------------
                                                         Robert A. Bourne
                                                         General Partner

                                      -2-